UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 27, 2004

Date of Earliest Event Reported: February 24, 2004

DOLLAR TREE STORES, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-25464

VIRGINIA	54-1387365
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 Volvo Parkway
Chesapeake, VA 23320
(Address of principal executive offices)

        Registrant’s telephone number, including area code: (757) 321-5000

Item 9. Regulation FD Disclosure.

The following summarizes information discussed in Dollar Tree Stores, Inc.‘s publicly available telephone conference call on February 24, 2004 regarding its fiscal fourth quarter and full year 2003 earnings results.

The information contained in this item is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Fourth Quarter 2003
Net sales
Net sales for the fourth quarter of 2003 were $893.1 million, representing a 14.7% increase over fourth quarter 2002. Our comparable store net sales increased 1.6% compared with the fourth quarter of 2002. While this year’s fourth fiscal quarter contained two less days than the reported prior year quarter, our comparable store net sales are based on the same number of days, 91 days. The pace of business was consistent through all three months of the fourth quarter of 2003 and our 10,000-15,000 square foot stores continue to be our better performers.

Gross margin
Gross margin for the fiscal fourth quarter was 37.0% compared to 36.1% for the fiscal quarter ended February 1, 2003. This increase was primarily attributable to the following:

o

improved markdowns primarily due to better seasonal sell-thru, use of point-of-sale data to better manage the buying process and better allocation of merchandise across store classes through use of our supply chain systems; and

o	improved shrink, partially attributed to use of improved technology systems at our stores and support centers.

These improvements and modest improvements in other components of gross margin were partially offset by increased occupancy costs as a percentage of net sales, which was pressured by two fewer selling days in this year’s fourth quarter. In addition, gross margin was impacted by approximately $1 million of additional non-cash cost of sales expense associated with the adoption of FIN 46-Consolidation of Variable Interest Entities, which consolidated four of our distribution centers, previously accounted for as operating leases, onto our financial statements.

Selling, general and administrative expenses
Selling, general and administrative expenses for the fourth quarter were 22.3% of net sales compared to 22.1% of net sales for the same period last year. This increase was primarily due to increased depreciation expense, of approximately 28 basis points, associated with our larger new and expanded stores and the installation of our point-of-sale systems and other technology assets. In general, these assets are being depreciated over short lives. We believe our depreciation expense will peak as a percentage of sales in 2006. The increased depreciation cost was partially offset by continued improvements in store level labor productivity and store operating expenses.

In the fourth quarter of 2003, we repurchased 1.3 million shares for a total of approximately $38 million. These repurchases were made under the $200 million authorization granted by our Board of Directors in November, 2002.

Full Year 2003
For fiscal 2003, sales were $2.8 billion, representing an 18.7% increase compared with fiscal 2002. Our comparable store net sales increased 2.9% in 2003 compared with 2002. Generally, all components of gross margin were consistent with last year’s results with the exception of the effect of the consolidation of our synthetic leases. The consolidation of our synthetic leases added $3.7 million, or 13 basis points, to our cost of sales for fiscal year 2003. Our selling, general and administrative expense improvement in 2003 was attributed to improvements in personnel and related costs and general operating expenses partially offset by increased maintenance and depreciation expenses associated with store point-of-sale conversions and other improvements.

Our capital expenditures for fiscal 2003 were $227.3 million, slightly lower than our forecast of $230-250 million, primarily due to savings in our two new distribution center construction projects.

Our payables decreased 16.5% compared with February 1, 2003 primarily due to the timing and volume of domestic merchandise receipts in January 2004 compared with January 2003. Our payables days outstanding continue to be approximately 30 days.

Outlook
We expect first quarter 2004 sales of $700-$720 million, based on underlying comparable store net sales increases of slightly positive to 3%. Fiscal year 2004 sales are expected to be $3.2-$3.3 billion, based on underlying comparable store net sales increases of 0-3%. We believe our square footage growth will be 20% in 2004. We continue to expect annual gross margin to be between 36.0 and 36.5 as a percentage of sales. We are in the process of negotiating our import shipping contracts and have included an increase in these costs in our 2004 budget. We plan to continue to improve operating expenses as a percentage of sales. However, as we expect our depreciation expense to increase by more than 20 basis points in 2004 compared to 2003, we believe that improving our operating margin in 2004 will be a challenge.

We expect 2004 capital expenditures to $200-$210 million, reflecting our planned infrastructure and supply chain systems investments. We will complete our conversion of the remaining 60 Greenbacks stores by mid-year 2004. We have approximately 1,855 point-of-sale stores and expect to convert virtually all remaining stores that will benefit from this technology by the end of 2004. We will also roll out our automatic replenishment system, piloted in 2003, to additional stores and merchandise categories.

We began shipping merchandise from our Ridgefield, Washington distribution center in February and plan to open our Joliet, Illinois distribution center in mid-year 2004. In fiscal 2005, we expect to begin an expansion project at our Briar Creek, Pennsylvania distribution center.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

This Current Report on Form 8-K contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

o	future net sales, including comparable store net sales, and future earnings;

o	gross and operating margins, including operating expenses and selling, general and administrative expenses;

o	store and distribution center openings and growth plans, including square footage growth;

o	freight costs;

o	depreciation and non-cash expenses;

o	capital expenditures;

o	distribution center expansions;

o	rollout of point-of-sale and automatic replenishment systems; and

o	conversion of Greenbacks stores.

These forward-looking statements are subject to numerous risks and uncertainties that may affect us including:

o	the outbreak of war and other national and international events, such as terrorism;

o	adverse economic conditions, such as declining consumer confidence or spending, or bad weather;

o

possible difficulties in meeting our sales and other expansion goals and anticipated comparable store net sales results, which may result in loss of leverage of selling, general and administrative expenses;

o	increases in the cost of or disruption of the flow of our imported goods, including changes in exchange rates;

o	unanticipated delays and other difficulties in opening or expanding our distribution centers;

o	possible delays, unexpected costs and other difficulties integrating with Greenbacks;

o	possible difficulties in converting our stores to point-of-sale;

o	the difficulties in managing our aggressive growth plans, including opening stores on a timely basis;

o	competition and possible increases in merchandise costs, shipping rates, freight costs, or other operating costs such as wage levels and marketing expenses and;

o	the capacity and performance of our distribution network and our ability to expand its capacity in time to support our net sales growth.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed December 11, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.

Item 12. Results of Operations and Financial Condition.

The information (including disclaimer) presented under Item 9 is incorporated by reference into this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: February 27, 2004

         DOLLAR TREE STORES, INC.

By: /s/ Frederick C. Coble —————————————— Frederick C. Coble Chief Financial Officer